Exhibit 99.1

Data Knights Acquisition Corp. Announces Charter and Trust Agreement
Amendments and Extension of Deadline to Complete a Business Combination

Minneapolis, MN and London, UK, August 11, 2023 – Data Knights Acquisition Corp. (“Data Knights” or the “Company”) (Nasdaq: DKDCU, DKDCA, DKDCW), a special purpose acquisition company, (the “Company”), announced today that its stockholders approved amendments to the Company’s charter and trust agreement allowing the Company to extend its termination date in a series of up to nine (9) one-month extensions until May 11, 2024 in exchange for depositing into its trust account (the “Trust Account”) with Continental Stock Transfer and Trust Company the lesser of $75,000 or $0.045 per share for each public share outstanding (the “Extension Amount”).

At a virtual special meeting of stockholders held today, the Company’s stockholders approved amendments to its Second Amended and Restated Certificate of Incorporation (the “Charter Amendment”) and to the Company’s Investment Management Trust Agreement, dated as of May 11, 2021 (as amended, the “Trust Agreement Amendment”). The Charter Amendment and the Trust Agreement Amendment provide the Company with additional time and a lower incremental and aggregate cost to extend the time available to complete its initial business combination (the “Business Combination”) by and among the Company, Data Knights Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Data Knights, OneMedNet Corporation, a Delaware corporation, Data Knights, LLC, in its capacity as Purchaser Representative, and Paul Casey, in his capacity as Seller Representative. Together, the Charter Amendment and the Trust Agreement Amendment allow the Company to obtain up to nine (9) one-month extensions by depositing into the Trust Account the Extension Amount (as so extended in each case, the “Extended Deadline”).

The Charter Amendment triggered a right of the Company’s public stockholders to demand the redemption of their public shares out of funds held in the Trust Account containing approximately $30,334,715. Holders of 1,018,846 public shares properly requested redemption.

The Company will remain a reporting company under the Securities Exchange Act of 1934, and its units, Class A common stock, and public warrants will remain publicly traded. The Company will continue to work to consummate the Business Combination by the applicable Extended Deadline.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Barry Anderson

Data Knights Acquisition Corp.

Phone: +44 203 833 4000